Exhibit 10.17

MASTER SERVICE AGREEMENT
UNITED STATES

This Master Service Agreement (the “MSA (United States)”) is entered into on November 6, 2009 (the “Effective Date”) by and between Equinix Operating Co., Inc. (“Equinix”) and the undersigned customer (“Customer”).

In consideration of the mutual covenants and conditions set forth below, Equinix and Customer agree as follows:

A1.        The term “Agreement” as used in this MSA (United States) and in the General Terms and Conditions attached hereto as Attachment A (“General Ts&Cs”) shall mean this MSA (United States) and everything incorporated into this MSA (United States) by reference, including the General Ts&Cs as modified below, Attachment B, Service Levels, and everything referenced in this MSA (United States) and in the General Ts&Cs as being incorporated by reference into this Agreement, including the Policies and all Orders. Capitalized terms used in this MSA (United States) but not defined in this MSA (United States) shall have the meaning ascribed to them in the General Ts&Cs.

A2.        The terms and conditions set forth in the General Ts&Cs are hereby incorporated by reference into this MSA (United States) with the following modifications:

a.           This Agreement will be governed in all respects by the internal laws of the State of California without regard to its conflict of law’s provisions. The Parties each irrevocably agree to the exclusive jurisdiction of the courts of San Francisco. California, and waive any right to bring any action against the other Party in any other jurisdiction or courts. If any legal action is brought by either Party arising from, or related to, the subject matter of this Agreement, the prevailing Party will be entitled to an award of its reasonable attorneys’ fees and costs.

b.           All notices sent by Equinix pursuant to Sections A2(e) and A2(i) of this MSA (United States) may be sent by first class US mail, and receipt of such notices shall be presumed to occur five (5) days after mailing.

c.           Customer will not file a mechanic’s lien or similar lien on, or in connection with, the Licensed Space or IBX Centers. Without limiting the foregoing, in the event any such lien is filed, Customer will be responsible for the immediate satisfaction, payment or bonding of any such lien.

d.           In no event will Customer’s Equipment be construed as fixtures.

e.           Equinix and Customer will comply with the Policies, which have been furnished to Customer and which are incorporated by reference into this Agreement. Equinix may modify the Policies at any time(s), and any modification by Equinix to the Policies will be effective upon notice to Customer, except modifications to the Shipping Policies (the portion of the Policies entitled “Shipping Policies”), which will be effective immediately upon being made. Customer may terminate this Agreement as to a Licensed Space if Equinix modifies the Policies in a way that materially adversely affects Customer’s use of the Services in such Licensed Space, but only if Customer provides written notification that it wishes to terminate this Agreement within ten (10) business days after Customer receives notification of such change in the Policies.

f.            Except for the Policies, which may be amended by Equinix from time to time, this Agreement may be amended only in writing by an instrument signed by each Party. For the avoidance of doubt, the prior sentence is not meant to prohibit the Orders confirmed by Order Confirmation or prohibit Equinix from modifying the rates and fees pursuant to Section A2(i) of this MSA (United States).

g.           If Customer wishes to dispute a charge listed on an Equinix invoice to Customer (a “Disputed Amount”), Customer must submit a written dispute notice that includes reasonably sufficient supporting documentation within ninety (90) days of receipt of the initial invoice on which the Disputed Amount appears. If Customer does not submit such written dispute notice and reasonably sufficient supporting documentation to Equinix within such ninety (90) day period, then notwithstanding anything in this Agreement to the contrary, Customer, waives all rights to dispute such Disputed Amount and to file a claim of any kind relating to such Disputed Amount (and Customer also waives all rights to otherwise claim that it does not owe such Disputed Amount or to seek any set-offs or reimbursements or other amounts of any kind based upon or relating to such Disputed Amount).

h.           Service Fees for the Services will begin to accrue on the Billing Commencement Date. Customer will pay in full all invoices from Equinix within thirty (30) days of the date of invoice. Any undisputed past due amounts owed by Customer will accrue interest at the lesser of one and a half per cent (1.5%) per month or the highest rate permitted by applicable law. All invoices will be paid in the currency stipulated in the Order. Unless otherwise agreed to by the parties in writing, Equinix will invoice in advance each month for all recurring Services.

Service Fees will be listed on Orders, except for Online Orders and Phone Orders, in which case Service Fees will be Equinix’s then-current list price for such Services, unless otherwise agreed to by the Parties in writing or in an Order Confirmation. Upon sixty (60) days prior notice to Customer, Equinix may in its reasonable discretion change the rates and fees for any and all Services at any time(s) after twelve (12) months from the effective date of the applicable Order for such Service, unless otherwise agreed to by the Parties in writing. For purposes of the prior sentence, in the case of each Online Order and Phone Order, the “applicable Order” shall mean the Order which contains the Licensed Space in which the Services ordered on such Online Order or Phone Order is installed.

i.            Customer shall be responsible for all Taxes related to the activities, or the ownership or operation of the equipment (including Customer’s Equipment) of Customer. Without limiting the foregoing, Customer will be responsible for paying any and all Taxes separately imposed, levied or assessed against Customer by any governmental, quasi-governmental or tax authorities. Customer will be responsible for paying any Taxes imposed on Service Fees at the same time it pays the Service Fees. If Customer is required to make any deduction, withholding or payment on account of any Taxes in any jurisdiction in respect of any amounts payable hereunder by Customer to Equinix, such amounts will be increased to the extent necessary to ensure that after the making of such deduction, withholding or payment, Equinix receives when due and retains (free from any liability in respect of any such deduction, withholding or payment) an amount equal to what would have been received and retained had no such deduction, withholding or payment been required or made.

j.            The first sentence of section 4(e) of the G T&Cs is stricken.

k.           Notwithstanding anything to the contrary in section 6(a) of the G T&Cs, the cure period for payment breaches shall be thirty (30) days, not ten (10) days, meaning “(ten (10) days in the case of a failure to pay Service Fees)” shall be deleted from this MSA.

l.            In section 6(b) of the GT&Cs, the reinstatement fee shall not exceed $500.

m.          In section 6(c) of the GT&Cs, termination may only occur upon thirty (30) days’ prior written notice and so the words “thirty (30) days’ prior” shall be added before “written notice” and “immediately” shall be deleted from this MSA.

n.           The last sentence in section 8(b) of the GT&Cs is stricken from this MSA.

o.           In section 9(e) of the GT&Cs, that if Equinix purports to assign the Agreement to a company that is a direct competitor of the Customer, being another software company with the same or substantially similar product focus as the Customer, then the Customer may elect, upon written notice to Equinix, to terminate the Agreement with no further liability to Equinix, and provided that the Customer must exercise that right to terminate the Agreement within 30 days of receipt of a notice of the purported assignment of the Agreement from Equinix to the competitor.

p.           Notwithstanding anything to the contrary in section 9(g) of the General Terms and Conditions, the following descending order of precedence will apply:

a.	the Order;
b.	any Attachments to the Master Services Agreement;
c.	the Master Services Agreement;
d.	the Service Level Agreement;
e.	the Policies; and
f.	General Terms and Conditions.

A3.        For the avoidance of doubt, this MSA (United States) shall in no way affect any orders for services provided by any other Equinix Company to any other Customer Company. Furthermore, Equinix and Customer acknowledge that the terms and conditions contained in this MSA (United States) are binding upon Equinix and Customer, but are not binding upon any other Equinix Company or Customer Company, and that no other Equinix Company or Customer Company is required to agree to any of the terms and conditions set forth in this MSA (United States).

A4.        During regular business hours and no more frequently than once in any consecutive 12 month period, at Customer’s sole expense and on a mutually agreed upon date (which shall be no less than 10 business days after written notice from Customer), time, location and duration, representatives of the Customer or its third party representatives responsible for SAS 70 compliance matters may perform a confidential audit of the relevant IBX Centers for the sole purpose to enable the Customer to verify that the Customer is in a position to comply with its own SAS 70 audit requirements, and subject to reasonable postponement by Equinix upon Equinix’s request, which postponement shall not exceed 10 business days. Customer agrees that (i) such an audit shall not adversely affect other customers of Equinix or Equinix’s operation of the IBX Center; (ii) the Customer and its third party representatives shall comply with Equinix’s Policies during such audit; and (iii) Customer shall ensure that any third party representatives treat all of Equinix’s Confidential Information disclosed to such third party representatives as a result of such audit in the same manner Customer is required to treat such Confidential Information. Any audit provided for in this clause shall only consist of a visit to the IBX Center and/or the Customer and its third party representatives review of Equinix’s regularly-prepared records regarding the operation of the relevant IBX Centers.

This Agreement shall not take effect until signed by both Parties.

Customer to complete:		Equinix to complete:

The person signing below hereby warrants and represents that he or she has full authority to execute this Agreement for the Party on whose behalf he or she is signing.		The person signing below hereby warrants and represents that he or she has full authority to execute this Agreement for the Party on whose behalf he or she is signing.

Customer Name:	Cornerstone OnDemand, Inc.
(Complete Legal Name)

Authorized Signature:	/s/ Perry A. Wallack	Authorized Signature:	/s/ Heidi B. Caparro

Printed Name:	Perry A. Wallack	Printed Name:	Heidi B. Caparro

Title:	CFO	Title:	Senior Customer Contracts Manager

Street address for notices:		Street address for notices:
1601 Cloverfield Blvd. #620		301 Velocity Way, 5th Floor
Santa Monica, CA 90404		Foster City, California 94404, USA
Phone:	(310) 752-0200	Phone: +1 650-513-7000
Facsimile number:	(310) 496-1654	Facsimile number: +1 650-618-1857
Electronic mail address:		Electronic mail address: incomingdocs@equinix.com

Attachment A
General T&Cs

The remainder of this page is intentionally blank.

Attachment B
Service Levels

Power

If a cabinet containing functioning equipment (“Loaded Cabinet”) in Customer’s Licensed Spaces is powered by two (2) circuits from different power busses and both circuits experience a simultaneous interruption in electrical power, such that the Loaded Cabinet experiences an interruption in power (a “Power Outage”) then, subject to the exceptions, conditions and notifications below, Customer will be entitled to a credit under the following circumstances:

•
If the Power Outage lasts longer than fifteen (15) consecutive minutes, Customer shall be entitled to a credit equal to 1/30 of the monthly recurring fee for that Loaded Cabinet (including 1/30 of the monthly power fee and monthly cross-connect fee for that Loaded Cabinet) for the month following the month in which the Power Outage occurred, or,

•
If the Power Outage lasts for one (1) continuous hour or longer, Customer shall instead be entitled to a credit equal to 7/30 of the monthly recurring fee for that Loaded Cabinet for the month following the month in which the Power Outage occured:

provided, however, that, notwithstanding the foregoing, for each of Customer’s Loaded Cabinet(s), in no event shall the maximum credit (i.e., the aggregate amount of the credits) to which Customer shall be entitled in any given calendar month exceed 7/30 of the monthly recurring fee for that Loaded Cabinet for the month in which the credit(s) will be applied (which is the month following the month in which the Power Outage(s) occurred). For the avoidance of doubt, Customer shall not be entitled to a credit for any portion of the fees for the month in which the Power Outage(s) occurred.

IBX Facility Access

If any Authorized Person of Customer, who has scheduled an appointment at least twenty-four (24) hours in advance and who is a registered user of the biometric hand reader security system in the IBX in question (a “Registered, Advance Noticed, Authorized Person”), is denied access to Customer’s cage (a “Denial of Access”), then subject to the exceptions, conditions and notifications below, Customer wll be entitled to a credit under the following circumstances:

•
If the Denial of Access lasts for more than fifteen (15) consecutive minutes after Customer’s Registered, Advance Noticed, Authorized Person is cleared by the IBX Center security officer, Customer shall be entitled to a credit equal to 1/30 of the monthly recurring fee for the Access-Denied Loaded Cabinet(s) (defined below) for the month following the month in which the Denial of Access occurred, or

•
If the Denial of Access lasts for more than one (1) continuous hour after Customer’s Registered, Advance Noticed, Authorized Person is cleared by the IBX Center security officer, Customer shall be entitled to a credit equal to 7/30 of the monthly recurring fee for the Access-Denied Loaded Cabinet(s) (defined below) for the month following the month in which the Denial of Access occurred:

provided, however, that notwithstanding the foregoing, for each of Customer’s Access-Denied Loaded Cabinet(s), in no event shall the maximum credit (i.e., the aggregate amount of the credits) to which Customer shall be entitled in any given calendar month exceed 7/30 of the monthly recurring fee for that Loaded Cabinet for the month in which the credit(s) will be applied (which is the month following the month in which the Denial(s) of Access occurred for that Loaded Cabinet). For the avoidance of doubt, Customer shall not be entitled to a credit for any portion of the fees for the month in which the Denial(s) of Access occurred. For purposes of this Attachment B, the Access-Denied Loaded Cabinet(s) for any given calendar month are those Loaded Cabinet(s) of Customer in the cage to which there are Denial(s) of Access for such calendar month.

Heating, Ventilation and Air Conditioning (“HVAC”)

For purposes of this Attachment B, the temperature and humidity within any cage is measured between three (3) and five (5) feet from the floor and no closer than twelve (12) inches from the cool air intake side of a cabinet.

a.         Temperature

If the Temperature in any of Customer’s cages drops below fifty-five degrees (55°) Fahrenheit or exceeds eighty degrees (80°) Fahrenheit for more than fifteen (15) consecutive minutes (“Temperature Irregularities”) on two (2) or more separate days during a calendar month, then subject to the exceptions, conditions and notifications below, Customer shall be entitled to a credit equal to 7/30 of the monthly recurring fee for the Temperature Irregular Loaded Cabinet(s) (defined below) for the month following the month in which the Temperature Irregularities occurred; provided, however, that notwithstanding the foregoing, for each of Customer’s Temperature Irregular Loaded Cabinet(s), in no event shall the maximum credit (i.e., the aggregate amount of the credits) to which Customer shall be entitled in any given calendar month exceed 7/30 of the monthly recurring fee for that Loaded Cabinet for the month in which the credit(s) will be applied (which is the month following the month in which the Temperature Irregularities occurred for that Loaded Cabinet). For the avoidance of doubt, Customer shall not be entitled to a credit for any portion of the fees for the month in which the Temperature Irregularities occurred. For purposes of this Attachment B, Temperature Irregular Loaded Cabinets for any given calendar month are those Loaded Cabinets of Customer in the cage in which the Temperature Irregularities occurred for such calendar month.

b.         Humidity

If the humidity inside any of Customer’s cages drops below twenty percent (20%) or exceeds sixty-five percent (65%) for more than fifteen (15) consecutive minutes (“Humidity Irregularities”) on two (2) or more separate days during a calendar month, then subject to the exceptions, conditions and notifications below, Customer shall be entitled to a credit equal to 7/30 of the monthly recurring fee for the Humidity Irregular Loaded Cabinet(s) (defined below) for the month following the month in which the Humidity Irregularities occurred; provided, however, that, notwithstanding the foregoing, for each of Customer’s Humidity Irregular Loaded Cabinet(s), in no event shall the maximum credit (i.e., the aggregate amount of the credits) to which Customer shall be entitled in any given calendar month exceed 7/30 of the monthly recurring fee for that Loaded Cabinet for the month in which the credit will be applied (which is the month following the month in which the Humidity Irregularities occurred for that Loaded Cabinet). For the avoidance of doubt, Customer shall not be entitled to a credit for any portion of the fees for the month in which the Humidity Irregularities occurred. For purposes of this Attachment B, Humidity Irregular Loaded Cabinets for any given calendar month are those Loaded Cabinets of Customer in the cage in which the Humidity Irregularities occurred during such calendar month.

Cross-Connects

If the path, connectors, or other passive physical media that Equinix uses fails for Cross-Connects due to circumstances caused solely by Equinix (“Media Failure”), then subject to the exceptions, conditions and notifications below, Customer will be entitled to a credit equal to the recurring fees for that Cross-Connect for the month following the month in which such Media Failure occurs; provided, however, that (i) Customer shall allow Equinix to test all Cross-Connects for which Customer reports Media Failure; (ii) unavailability of a Cross-Connect during such testing shall not be considered Media Failure hereunder; and (iii) for each Cross-Connect, in no event shall the maximum credit (i.e., the aggregate amount of the credits) to which Customer shall be entitled in any given calendar month exceed the monthly recurring fee for that Cross-Connect for the month in which the credit(s) will be applied (which is the month following the month in which the Media Failure(s) occurred for that Cross-Connect). For the avoidance of doubt, Customer shall not be entitled to a credit for any portion of the fees for the month in which the Media Failure(s) occurred. In addition, in the event that Equinix performs testing pursuant to this paragraph because Customer has reported Media Failure, and such testing reveals that there is no Media Failure, Customer shall be charged for such testing at the then-current Smart Hands hourly rate, except that Customer shall be entitled to one (1) instance of testing that reveals no Media Failure free of charge per calendar month.

Notwithstanding anything to the contrary in the Equinix Service Level Agreement or any other part of the Agreement, if there is: (i) a “chronic service outage” in that there is a failure to meet the Service Level Agreement leading to the payment of a Service Credit there under on 3 separate occasions in a consecutive 3 month period; or (ii) a “catastrophic failure” in that there is a failure to meet the Service Level Agreement leading to the payment of a Service Credit that on any one occasion lasts for more than 8 continuous hours, and such “chronic service outage” or “catastrophic failure” is due to an act or omission of Equinix, including without limitation, inadequate provision of power, cooling, and/or flood/fire preventive measures, then Customer may elect, upon immediate notice to Equinix, to terminate the Agreement with no further liability to Equinix, provided that the Customer itself is not in breach of the Agreement and that the Customer must exercise that right to terminate the Agreement within 30 days of the end of the event that gives rise to the termination right.

Exceptions, Conditions and Notifications

The credits set forth in this Attachment B are Customer’s sole and exclusive remedy in the event of Equinix’s failure to meet the service levels stated herein. Notwithstanding anything in this Exhibit to the contrary, for any calendar month, in no event shall the maximum credit to which Customer shall be entitled (i.e., in no event shall the aggregate of the credits for such month) exceed the monthly recurring fee for the Loaded Cabinet(s) (in Customer’s Licensed Space(s)) for which the service levels set forth herein were not met in the prior month.

Notwithstanding anything in this Exhibit to the contrary, Customer shall not be entitled to a credit if the event or condition that would have otherwise given rise to the credit was caused by any of the following:
•	acts of God
•	war or acts of terrorism
•	labor strikes or other labor action
•	fire
•	flood, earthquake, landslide, earth movement, hurricane, typhoon, tsunami, volcanic eruption or other natural disaster
•	riot or civil unrest
•	official orders from judicial, law or civil authorities
•	Customer’s equipment
•	actions or inactions of Customer or its representatives
•	actions or inactions outside of Equinix’s reasonable control.

Credit will be given as provided above only if Customer notifies the Equinix Response Center in writing not later than twenty-four (24) hours after the occurrence of the event or condition entitling Customer to a credit. Unless otherwise designated by Equinix, the Equinix Response Center can be reached 1) via email to support@equinix.com; 2) via telephone 1-888-892-0807 if inside the United States (Outside US: 650-513-7600), or 3) via website http://ecc.equinix.com.

Agreement Number ______________________

GENERAL TERMS AND CONDITIONS

Note regarding use of this document: The purpose of this document is to facilitate the ability of a Customer Company to procure services from an Equinix Company anywhere in the world. Once approved by a Customer Company and an Equinix Company, these General Terms and Conditions can be incorporated into master service agreements between the various Customer Companies and Equinix Companies that desire to do business together. However, the General Terms and Conditions shall not be binding upon and Equinix Company and a Customer Company unless and until such Equinix Company and Customer Company execute a master service agreement that incorporates them by reference.

Capitalized terms used herein but not otherwise defined will have the meaning ascribed to them in Section 10 of these General Terms and Conditions. The terms “Equinix”, “Customer”, “Agreement” and “Effective Date” shall be defined in the applicable master service agreement.

1.	Term of Agreement

This Agreement will commence on the Effective Date and will terminate on the date the last Order then in effect expires or is terminated, or as otherwise expressly provided herein. If this Agreement is terminated while Order(s) are still in effect, then such Order(s) will automatically terminate.

2.	Ordering and Provision of Services

Upon execution by Equinix and Customer of this Agreement, Customer may request specific Services from Equinix by placing Order(s). This Agreement and the Order(s) will govern Equinix’s provision of Services to Customer and Customer’s obligations to Equinix.

3.	Access and Use of the IBX Centers, and Use of Customer’s Equipment

a. Subject to the terms and conditions of this Agreement, Customer will have access to the Licensed Space twenty-four (24) hours per day, three hundred sixty-five (365) days per year.

b. Customer represents, warrants and covenants that it will comply with all applicable law and regulations in connection with the performance of its obligations and exercise of its rights under this Agreement, and that it has obtained and will maintain throughout the Term the legal right and authority (including regulatory consents) to operate, configure, provide, place, install, upgrade, add, maintain and repair Customer’s Equipment as contemplated by this Agreement, and Customer agrees that Customer will be responsible for all loss or damage to Customer’s Equipment.

c. Customer will be responsible and liable for all acts or omissions of Customer’s Authorized Persons, Accompanying Persons, and Associated Entities, and all such acts or omissions will be attributed to Customer for all purposes under this Agreement. Customer will indemnify, defend and hold harmless the Equinix Parties from any and all liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses) for (i) claims brought by third parties for personal injury or damage to tangible property resulting from the gross negligence or willful misconduct of Customer; (ii) any claim by any of Customer’s Authorized Persons, Accompanying Persons or Associated Entities or any employee of Customer other than a claim based on the gross negligence or willful misconduct of Equinix; (iii) any claim relating to, or arising out of, Customer’s, or any of its customer’s, services, equipment (including Customer’s Equipment) or Customer’s use of the Services provided under this Agreement (including claims relating to interruptions, suspensions, failures, defects, delays, impairments or inadequacies in any of the aforementioned services, including the Services from Equinix) (iv) any claim that Customer has failed to fulfill a contractual obligation with a third party; and (v) any claim resulting from Customer’s failure to obtain or maintain the required consents pursuant to Section 3(b).

d. Customer may sublicense the Sublicensed Space to a Sublicensee provided that (i) the terms and conditions of such Sublicense will be no less restrictive than this Agreement; (ii) Customer will not in its dealing with such Sublicensee act or purport to act on behalf of Equinix or any landlord of Equinix; and (iii) Customer will require the Sublicensee to abide by the rules set forth in the Policies. No Sublicensee has any right to sublicense, delegate, assign or otherwise transfer their rights to use the Sublicensed Space to any other person or entity without Equinix’s written consent.

e. Under no circumstances shall Equinix be deemed to have any obligations to any Sublicensee. Sublicensees do not have any rights, separate and apart from Customer’s rights, to access their Sublicensed Space. Accordingly, only Customer’s Authorized Persons at an IBX Center may access the Sublicensed Space of Sublicensees at such IBX Center. Furthermore, Equinix is not responsible for restricting a Sublicensee’s access to Customer’s Licensed Space located in a cage or suite to which that Sublicensee has access. Customer will remain responsible to Equinix for the performance of all of Customer’s obligations under this Agreement (including the payment of all amounts owned under this Agreement) and all other agreements between Equinix and Customer.

f. This Agreement is a services agreement and is not intended to and will not constitute a lease of any real or personal property. Customer acknowledges and agrees that (i) for Services being provided in a common law jurisdiction (e.g., the United States), it has been granted only a license to use the Licensed Space in accordance with this Agreement, and, for Services being provided in a civil law jurisdiction, it has had the Licensed Space made available and been granted permission to access and use the Licensed Space in accordance with this Agreement (in each case, “License”); (ii) Customer has not been granted any real property interest under this Agreement; (iii) Customer has no rights as a tenant or otherwise under any real property or landlord/tenant laws, regulations, or ordinances; and (iv) this Agreement is subject and subordinate to the leases for the IBX Centers and all superior Instruments to such leases. Equinix will retain title to all parts and materials used or provided by Equinix or third parties acting on Equinix’s behalf in the performance and/or furnishing of the Services.

4.	Warranty Disclaimer, Limitation of Liability, Credits

a. ALL SERVICES PROVIDED PURSUANT TO THIS AGREEMENT ARE PROVIDED OR PERFORMED ON AN “AS IS”, “AS AVAILABLE” BASIS, AND CUSTOMER’S USE OF THE SERVICES IS SOLELY AT ITS OWN RISK. EQUINIX DOES NOT MAKE, AND HEREBY DISCLAIMS, (I) ALL EXPRESS WARRANTIES WITH REGARD TO THE SERVICES, INCLUDING BUT NOT LIMITED TO ANY WARRANTY THAT THE SERVICES PROVIDED HEREUNDER WILL BE UNINTERRUPTED. ERROR-FREE, OR COMPLETELY SECURE, AND (II) ANY AND ALL IMPLIED WARRANTIES WITH REGARD TO THE SERVICES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS

b.           NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR (I) LOST PROFITS; (II) LOSS OF BUSINESS; (III) LOSS OF REVENUES (EXCEPT THAT CUSTOMER SHALL BE LIABLE FOR ANY SERVICE FEES OR OTHER AMOUNTS OWED TO EQUINIX UNDER THIS AGREEMENT; (IV) LOSS OF DATA OR INTERRUPTION OR CORRUPTION OF DATA; (V) ANY CONSEQUENTIAL OR INDIRECT DAMAGES; OR (VI) ANY INCIDENTAL, SPECIAL, RELIANCE, EXEMPLARY OR PUNITIVE DAMAGES (IF APPLICABLE), EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

c.           NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EQUINIX’S TOTAL LIABILITY TO CUSTOMER IN THE AGGREGATE FOR THE ENTIRE TERM (AND REGARDLESS OF WHETHER THE CLAIMS ARE BROUGHT DURING OR AFTER THE TERM) WITH RESPECT TO ALL CLAIMS ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING ATTORNEY’S FEES) WILL NOT EXCEED THE AMOUNT ACTUALLY PAID BY CUSTOMER TO EQUINIX FOR THE THREE (3) MONTH PERIOD IMMEDIATELY PRECEDING THE MONTH IN WHICH THE FIRST CLAIM AROSE. AS A FURTHER LIMITATION, EQUINIX’S MAXIMUM LIABILITY FOR ANY CLAIMS RELATING TO SERVICES OFFERED OR PROVIDED BY EQUINIX (I) FOR A NON-RECURRING CHARGE ONLY; OR (II) AS SMART HANDS SERVICES SHALL NOT EXCEED THE AMOUNT OF THE SERVICE FEE FOR SUCH SERVICE PROVIDED ON THE OCCASION GIVING RISE TO THE CLAIM.

d.           THE LIMITATIONS SET FORTH IN SECTIONS 4(b)-(c) WILL APPLY TO ALL CLAIMS AND CAUSES OF ACTION, REGARDLESS OF WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHER THEORY.

e.           Equinix and Customer each waive the right to bring any claim against the other Party arising out of or in any way relating to this Agreement more than one (1) year after the date this Agreement expires or is earlier terminated. Each Party recognizes and agrees that the warranty disclaimers, limitations of liability and remedy limitations in this Agreement are bases of this Agreement materially bargained for by Equinix and Customer.

5.           Insurance

Customer agrees to maintain appropriate insurance, at its expense, for each IBX Center during the entire time this Agreement is in effect, which at a minimum shall consist of (i) Commercial General Liability Insurance in an amount not less than One Million U.S. Dollars (US$1,000,000) with a maximum One Hundred Thousand U.S. Dollars (US$100,000) deductible or self-insured retention, or the local currency equivalent, per occurrence for bodily injury, death and property damage, which policy will include contractual liability coverage related to this Agreement; (ii) Workers’ Compensation and employer’s liability insurance in an amount not less than that prescribed by applicable law, and (iii) umbrella or excess liability insurance with a combined single limit of no less than Two Million U.S. Dollars (US$2,000,000) or the local currency equivalent. Prior to any use of the Licensed Space at an IBX Center (including, but not limited to, delivery of any of Customer’s Equipment to an IBX Center), Customer will furnish Equinix with certificates of insurance that evidence the minimum levels of insurance set forth herein and which list Equinix and Equinix’s landlord(s) as additional insureds (but the insurance must only list Equinix’s landlord as an additional insured if Equinix so requests). In addition, Customer will notify Equinix of any non-renewal, cancellation, reduction in policy limit or other material change in Customer’s coverage at least forty-five (45) days prior to such change in coverage.

6.           Termination of Agreement and Suspension of Service

a.           Either Party may terminate this Agreement by giving written notice of termination to the other Party if the other Party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days (ten (10) days in the case of a failure to pay Service Fees) after receipt of such notice. If the breach (other than where Customer has failed to pay Service Fees) cannot be cured within thirty (30) days, the breaching Party shall be given a reasonable period of time but not to exceed sixty (60) days after receipt of the notice, to cure the breach, provided that the breaching Party acts promptly and diligently to cure such breach.

b.           Without limiting Equinix’s rights under Section 6(a), Equinix may suspend the provision of Services and deny access and removal of Customer’s Equipment to the IBX Center, if (i) Customer fails to cure any monetary breach of this Agreement (e.g. fails to pay any amounts owed) within ten (10) days after notice of the same (or within five (5) days after notice of the same in the event Customer’s account is past due on two (2) or more occasions during a six (6) month period); (ii) Customer or Customer’s Equipment interferes with Equinix’s operation or maintenance of the IBX Center or with one or more of Equinix’s other customers’ use thereof, and within a reasonable time, not to exceed one (1) hour after being notified by email or phone, Customer fails to (a) cease such interference; (b) provide a plan acceptable to Equinix to cease such interference; or (c) authorize Equinix to take action to cease such interference (billed at Smart Hands rates); or (iii) in Equinix’s reasonable judgment Customer or Customer’s Equipment has the potential to interfere with Equinix’s operation or maintenance of the IBX Center or with one or more of its other customers’ use thereof, and within a reasonable time, not to exceed forty-eight (48) hours after being notified by e-mail or phone, Customer fails to (a) resolve such potential interference; (b) provide a plan acceptable to Equinix to resolve such potential interference; or (c) authorize Equinix to take action to resolve such potential interference (billed at Smart Hands rates). If Equinix suspends a Service pursuant to this Section 6(b), unless Equinix has subsequently terminated this Agreement as permitted under this Agreement, Equinix will resume the discontinued Service as soon as reasonably practical after it is reasonably satisfied that Customer has cured the breach(es) which gave rise to the suspension, and Equinix may charge a reinstatement fee. Further, Equinix may terminate this Agreement if Customer’s breach referenced in Section 6(b) (ii) or (iii) continues for at least five (5) days or occurs more than three (3) times in any twelve (12) month period.

c.           Equinix may terminate this Agreement immediately upon giving written notice to Customer if Customer becomes unable to pay debts as they become due, ceases to do business, enters into a deed of arrangement, undergoes judicial management, commences the process of liquidation, has a receiver appointed or begins winding up or similar arrangements.

d.           Equinix may terminate this Agreement upon giving written notice to Customer as to any affected Licensed Space or IBX Center if any portion of the IBX Center in which the affected Licensed Space is located becomes subject to a government order having the effect of terminating Equinix’s use of such facility or if Equinix’s possession is terminated or abated for any reason (e.g., condemnation proceeding) or Equinix cannot provide Customer with access to the affected Licensed Space as contemplated herein for a period exceeding thirty (30) days.

7.           Removal of Customer’s Property

a.           Upon expiration or termination of this Agreement, or an Order (or any portion thereof), all rights of Customer with respect to the affected Licensed Space (“Terminated Space”), will terminate, and Customer will immediately remove all of Customer’s Equipment and other items belonging to Customer, Customer’s Authorized Persons, Accompanying Persons and/or Associated Entities located in such Terminated Space (“Customer Property”) but not any wiring, cable or other equipment or property that does not belong to Customer. Customer agrees that unless Equinix otherwise agrees in writing, failure to remove Customer Property within ten (10) days from the expiration of the applicable Order (or Equinix’s termination of the Order due to Customer’s breach or as otherwise permitted under this Agreement), or within thirty (30) days if the Order is terminated before expiration due to Equinix material breach, will constitute abandonment of the Customer Property and will automatically provide Equinix with the remedies it has under the law of the jurisdiction where the IBX Center is located in connection with abandoned property, and additionally, Equinix will be entitled to pursue all available legal remedies against Customer, including without limitation, any or all of the following remedies; (i) immediately removing any or all such property and storing it at Customer’s expense at an on-site or off-site location; (ii) shipping such property to the address set forth at the end of this Agreement at Customer’s risk and expense; or (iii) upon thirty (30) days prior written notice to Customer, liquidating such property and charging Customer for all costs associated with the liquidation and retain from the liquidation all amounts necessary to pay Equinix all amounts owed by Customer under this Agreement, including under this Section 7(a).

b.           While Customer has no right to use the Services provided under an Order after the Order expires or terminates, if Equinix permits Customer to do so, Customer will remain obligated under the terms and conditions of the Order (which Order in such case will be deemed to be still in effect), including, without limitation, for all payment obligations. Notwithstanding the foregoing, such continued use will be at Equinix’s sole discretion and may be terminated by Equinix at any time immediately upon notice to Customer.

c.           Neither Party will be liable to the other Party for properly terminating this Agreement or any portion thereof in accordance with its terms, but Customer will be liable to Equinix for any amounts due and payable. Where any Order is terminated prior to the expiration of the Service Term, except due to Equinix’s material breach, Customer will immediately be liable to Equinix for all Service Fees which would have been payable by Customer for the remainder of the entire Service Term.

8.           Confidential Information

a.           Neither Party will disclose Confidential Information from the other Party without the prior written consent of the other Party except where (i) the disclosure is required by applicable law or regulation or by an order of a court or other governmental body having jurisdiction after giving reasonable notice to the other Party with adequate time for such other Party to seek a protective order; (ii) if in the opinion of counsel for such Party, disclosure is advisable under any applicable securities laws regarding public disclosure of business information; or (iii) the disclosure is reasonably necessary and is to that Party’s, or its Affiliates’, employees, officers, directors, attorneys, accountants and other advisors, or the disclosure is otherwise necessary for a Party to exercise its rights and perform its obligations under this Agreement, so long as in all cases referenced above, in this subsection (iii), the disclosure is no broader than necessary, and the person or entity who receives the disclosure agrees prior to receiving the disclosure to keep the information confidential (except with regards to disclosures to a court or arbitrator in connection with an action to enforce a Party’s rights under this Agreement). Each Party is responsible for ensuring that any Confidential Information of the other Party that the first Party discloses pursuant to this Agreement (other than disclosures pursuant to subsections (i) and (ii) and (iii) (but with respect to (iii), only with regard to disclosures to a court or similar body necessary for a Party to exercise its rights under this Agreement) above that cannot be kept confidential by the first Party) is kept confidential by the person receiving the disclosure to the same extent that the receiving Party must keep the information confidential.

b.           Neither Customer nor Equinix grants the other Party the right to use its trademarks, service marks, trade names, logos, copyrights, or other intellectual property rights or other designations in any promotion, publication, or press release without the prior written consent of the other Party in each case. Notwithstanding the restrictions set forth in this Agreement during the Term. (i) Equinix may issue a press release announcing Customer’s entry into the IBX Centers without obtaining Customer’s consent; and (ii) either Party may publicly refer to the other Party, orally and in writing, as a customer or vendor of services of or to the other Party, as the case may be, without obtaining consent from such other Party.

9.           Miscellaneous

a.           Notice. Except where otherwise expressly stated in the Agreement, all notices, consents, or approvals required by this Agreement will only be effective if in writing and sent by (i) certified or registered air mail, postage prepaid; (ii) overnight delivery requiring a signature upon receipt; (iii) delivery by hand; or (iv) facsimile or electronic mail (promptly confirmed by mail), to the Parties at the respective street addresses, facsimile numbers, or electronic mail addresses set forth and designated as such in this Agreement or such other addresses or facsimile numbers as may be designated in writing by the respective Parties. Notices, consents and approvals under this Agreement will be in writing and be deemed effective on the date of receipt.

b.           Entire Agreement. This Agreement and all Orders executed at any time during the Term, all of which are incorporated herein by this reference, constitute the complete and entire agreement between the Parties with respect to the subject matter hereof, and supersede and replace any and all prior or contemporaneous discussions, negotiations, proposals, understandings and agreements, written and oral, regarding such subject matter, as well as any industry custom. This Agreement may be executed in two or more counterparts (and the signature pages may be delivered with ink signature or by facsimile or email), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

c.           Construction. Each Party acknowledges and agrees that it has reviewed this Agreement, and it is the Parties’ intent that this Agreement will not be construed against any Party. The section headings and captions throughout this Agreement are for convenience and reference only, and will not be used to construe this Agreement. If any provision of this Agreement is adjudged by a court to be invalid, illegal or unenforceable, the same will not affect the validity, legality, or enforceability of the portion of the provision, if any, that is not invalid, illegal or unenforceable, the application of such provision in any other circumstances, or the validity, legality, or enforceability of any other provision of this Agreement. All terms and conditions of this Agreement will be deemed enforceable to the fullest extent permissible under applicable law, and, when necessary, the court in any action between the Parties is requested to reform any and all terms or conditions to give them as much effect as possible. In these General Terms and Conditions, references to “Section(s)” shall be references to Section(s) of these General Terms and Conditions.

d.           Survival. Sections 3(b), 3(c), 3(e), 4, 6, 7, 8, 9(a), (c), (d), (f) and (h) will survive the termination of this Agreement, but Section 8 will only survive for three (3) years after the end of the Term. In addition, all provisions of this Agreement that can only be given proper effect if they survive the termination of this Agreement will survive the termination of this Agreement. This Agreement will be valid as to any obligation incurred prior to termination of this Agreement, including any Service Fees owed by Customer.

e.           Equinix Affiliates, Independent Contractors, Assignment. Equinix may permit any other Equinix Affiliates, or any independent contractor or other third party, to perform any of Equinix’s obligations hereunder, and Equinix may assign this Agreement to any person or entity at any time. Customer may assign this Agreement without Equinix’s prior consent (in which event Customer must provide Equinix with prior notice of the assignment) only where the person or entity to whom this Agreement is assigned by Customer is either an Affiliate of Customer, or is acquiring all or substantially all of Customer’s business or assets, and in all such events the person or entity to whom this Agreement is assigned by Customer agrees in writing to be bound by all of the terms of this Agreement. This Agreement will be binding upon and inure to the benefit of all successors and permitted assigns of Equinix and Customer, who will be bound by all of the obligations of their predecessors or assignors. Except as set forth in this Agreement with respect to sublicensing only, and this Section 9(e) with respect to an assignment of the entire Agreement under the conditions specified above only, Customer will not assign, delegate, transfer or sublicense all or any part of the Licensed Space.

f.            Force Majeure. Except for Customer’s obligation to pay amounts owed under this Agreement, including Service Fees, neither Party will be responsible or in any way liable to the other Party, and neither Party will have any termination or other rights, arising out of or relating to any failure by the other Party to perform or any hindrance in the performance of its obligations under this Agreement if such failure or hindrance is caused by events or circumstances beyond such nonperforming Party’s control, including acts of God, war, labor strike, terrorist act, fire, flood, earthquake, health epidemic, any law, Order, regulation or other action of any governing authority or agency thereof, or failure of the Internet.

g.           Conflicts. All Orders are at all times subject to all of the terms and conditions of this Agreement. In the event of ambiguity, conflict or inconsistency among the documents comprising this Agreement; the documents shall be given a descending order of precedence as folows: (i) the Order; (ii) the Attachments and Exhibits to this Agreement, other than these General Terms and Conditions; (iii) the Policies; (iv) the body of the master service agreement, and (v) these General Terms and Conditions.

h.           General. Except where otherwise expressly stated herein, and subject to the limitations set forth in Section 4, the rights and remedies provided for herein are cumulative and not exclusive of any rights or remedies that a Party would otherwise have.

Equinix and Customer are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between Equinix and Customer. Neither Equinix nor Customer will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.

The Parties agree that there will be no third party beneficiaries to this Agreement, including, but not limited to, any Accompanying Person, Associated Entity (which includes any Sublicensee), Authorized Person, end user, customer or the insurance providers for either Party.

No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver will be effective unless made in writing and signed by an authorized representative of the waiving Party.

10.          Definitions

Accompanying Person: Each person (other than an employee of Equinix) who is accompanied by an Authorized Person while at an IBX Center.

Affiliate: As to a Party, means any entity controlling, controlled by, or under common control with such Party, where the term “control” and its correlative meanings, “controlling,” “controlled by,” and “under common control with,” means the legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the aggregate of all voting equity interests in an entity.

Associated Entity: Each Individual, company, partnership or other entity of any type which employs, contracts with, or is otherwise associated or affiliated with any of Customer’s Authorized Persons or Accompanying Persons. Without limiting the foregoing definition, each Sublicensee that has sublicensed Sublicensed Space at an IBX Center will be an Associated Entity at such IBX Center.

Authorized Person: Each person who is then included on the most recent list of Authorized Persons given to Equinix by Customer in accordance with the Policies.

Billing Commencement Date: For a Service ordered in an Order other than Online Orders or Phone Orders, the date designated in the Order as the Billing Commencement Date. For a Service ordered in an Online Order or Phone Order, the date Equinix begins providing the Service to Customer, unless otherwise agreed to by the Parties to the Order.

Confidential Information: Information disclosed by one Party to the other Party that (a) is identified by the disclosing Party, in writing or orally, as confidential at the time of disclosure, or (b) contains the disclosing Party’s customer lists, customer information, technical information, pricing information, pricing methodologies, financial position, trade secrets, customer communications or proposals, benchmarking information, satisfaction surveys, or information regarding the disclosing Party’s business planning or business operations. In addition, (i) the terms of this Agreement will be deemed Confidential Information of each Party; and (ii) the design of the IBX Centers, the Services provided and equipment used at the IBX Centers, and the configuration, interconnection, switching and routing of telecommunication cables, networks and services at the IBX Centers, all will be considered Confidential Information of Equinix. Other than the terms and conditions of this Agreement, information will not be deemed Confidential Information hereunder if such information (i) is known to the receiving Party prior to receipt from the disclosing Party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party; (ii) becomes known (independently of disclosure by the disclosing Party) to the receiving Party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving Party; or (iv) is independently developed by the receiving Party. For the avoidance of doubt, the mere placement of materials or equipment containing information at an Equinix location does not constitute disclosure of such information to Equinix.

Cross-Connect: A physical or wireless interconnection within an IBX Center that (i) exits Customer's cage or (ii) connects Customer to another Equinix customer

Customer Care Website: The customer care website accessible via the Internet, at a location designated by Equinix, which it has the right to change from time to time.

Customer Company: A company that is an Affiliate of Customer.

Customer Cross-Connect: A physical interconnection, including cable, connections, and other wiring, that (i) does not exit Customer's cage, (ii) does not connect Customer to another Equinix customer, and (iii) interconnects (a) Equipment belonging to the Customer or (b) POD Equipment that is provided by Equinix and that is in Customer’s cage with Customer’s Equipment.

Customer’s Equipment: All network and/or computer equipment (including wiring and Customer Cross-Connects between such equipment and Customer’s POD Equipment) that is located in the Licensed Space, including equipment that is owned, leased, licensed or otherwise obtained for use by Customer, Customer’s Affiliates, Customer’s Authorized Persons, Accompanying Persons or Associated Entities (but this does not include Cross-Connects or POD Equipment that is provided by Equinix and that is located in Customer’s Licensed Space).

Customer Parties: Customer and the Affiliates, owners, officers, directors, employees, and agents of Customer or of the Affiliates of Customer.

Equinix Company:  A company deemed by Equinix to be an Equinix Company.

Equinix Parties: Equinix and the Affiliates, owners, officers, directors, employees, and agents of Equinix or of the Affiliates of Equinix.

IBX Centers: The Internet Business Exchange Centers in which Customer licenses Licensed Space or receives Services from Equinix pursuant to an Order.

Licensed Space: The areas which, for Services being provided in the United States and/or a common law jurisdiction, are licensed by Customer or, for Services being provided in a civil law jurisdictions are made available to the Customer with permission to access and use, in each case under this Agreement and the Orders and as identified in the Orders as to the amount of space. For each Licensed Space, Equinix will determine at all times during the Term the exact location in the IBX Centers where the Licensed Space will be located, and Equinix will notify Customer accordingly.

Online Order: An Order for Services placed online via the Customer Care Website, which will be effective only after Equinix accepts it in accordance with Equinix’s then current procedures or Equinix begins providing the Services ordered under the Online Order.

Order: A statement of work incorporated into the Agreement by reference prepared by Equinix that describes the Services. In the United States, an Order may also be inferred to as a SOW and may be amended by a SOW Amendment. In the Asia Pacific Region, an Order may also be referred to as a Sales Order and may be amended by a Change Order. In Europe, an Order may also be referred to as a Service Order. SOW Amendments and Change Orders will amend existing Orders but will not replace them unless otherwise agreed by the Parties in writing. Orders are not valid until signed by both Parties, except for Online and Phone Orders. Equinix is under no obligation to accept an Order. Unless otherwise specified, reference to Order(s) shall also include Online Orders and/or Phone Orders.

Parties: Customer and Equinix.

Party: Customer or Equinix.

Phone Order: An Order for Services placed over the phone, where available, via an Equinix customer care representative, which will be effective only after Equinix accepts it in accordance with Equinix’s then current procedures or Equinix begins providing the Services ordered under the Phone Order.

POD Equipment: The (i) patch panels, DSX panels for category 5 twisted pair, co-axial, single and multi-mode fiber, or (ii) other appropriate (as reasonably determined by Equinix) point of demarcation equipment

Policies: The procedures, rules, regulations, security practices and policies adopted by Equinix that are then in effect for the IBX Centers, and as they may be amended from time to time by Equinix.

Services: All services, goods and other offerings of any kind requested under an Order agreed to by Equinix, and to be provided by Equinix to Customer pursuant to this Agreement.

Service Fees: Charges and fees for Services charged to Customer by Equinix pursuant to this Agreement, and are exclusive of Taxes.

Service Term: The period commencing on the Billing Commencement Date and ending after the term specified on the applicable Order.

Smart Hands Services: Services that are defined as Smart Hand Services under the then current Policies.

Sublicensed Space: The portion of the Licensed Space that, for Services being provided in the United States and/or a common law jurisdiction, is sublicensed to a Sublicensee by Customer or, for Services being provided in a civil law jurisdiction, is made available to a Sublicensee with permission to access and use, in each case pursuant to the terms of this Agreement.

Sublicensee: A customer of Customer or other third party who (i) sublicenses all or part of the Licensed Space from Customer, if such Licensed Space is located in the United States or a common law jurisdiction, or (ii) is able to access and use all or part of the Licensed Space as made available by the Customer, if such Licensed Space is located in a civil law jurisdiction.

Taxes: Sales, use, transfer, privilege, excise, VAT, GST, consumption tax, and other similar taxes and duties, whether foreign, national, state or local, however designated, now in force or enacted in the future, which are levied or imposed by reason of the performance by Equinix or Customer under this Agreement or by Customer with respect to its operations and use of the Services, but excluding taxes on Equinix’s net income.

Term: The term of this Agreement as determined in accordance with Section 1 of this Agreement.

Customer to complete:		Equinix to complete:
Acknowledged and agreed.		Acknowledged and agreed.

Customer Name:	Cornerstone OnDemand, Inc.
(Complete Legal Name)

Authorized Signature:	/s/ Perry A. Wallack	Authorized Signature:	/s/ Heidi B. Caparro

Printed Name:	Perry A. Wallack	Printed Name:	Heidi B. Caparro

Title:	CFO	Title:	Senior Customer Contracts Manager